SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

Webster Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 578-2202

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 21, 2012, Webster Financial Corporation (the “Company”) entered into replacement change in control agreements (referred to as “executive agreements”) with each of James C. Smith, Chairman and Chief Executive Officer, Gerald P. Plush, President and Chief Operating Officer, Glenn I. MacInnes, Executive Vice President and Chief Financial Officer, and Joseph J. Savage, Executive Vice President, Commercial Banking, who are the named executive officers reported in the Company’s proxy statement for its 2012 Annual Meeting of Shareholders filed on March 23, 2012.  Each replacement executive agreement becomes effective on December 31, 2012 and will continue in effect through December 31, 2014, subject to automatic one-year extensions starting January 1, 2014, unless the Company elects not to renew the agreement by providing notice of non-renewal prior to such date.  These agreements replace existing change in control agreements (the “prior agreements”).

The severance benefits provided under the executive agreements are consistent with those provided under the prior agreements, with the primary changes from the prior agreements being: (1) the elimination of the “golden parachute” excise tax gross-up provision, and (2) the modification of the severance formula so that the bonus component is based on the executive’s target bonus opportunity in effect prior to the change in control (or the date of termination, in the case of a termination in anticipation of a change in control) instead of the highest bonus in the prior three years.  As such, the replacement executive agreements provide that if an executive is terminated without “cause” or for “good reason” (each as defined in the executive agreements) during the two year period following a change in control (or in anticipation of a change in control), in addition to earned and unpaid amounts and benefits in respect of service prior to the date of termination, the executive will receive a severance payment equal to the executive’s base salary and target bonus (as described above) times the applicable severance multiple (three in the case of Messrs. Smith, Plush and Savage and two in the case of Mr. MacInnes who commenced employment with the Company on May 31, 2011) and other payments and benefits that are generally intended to replicate the benefits the executive would receive if he had remained employed during the period equal to the severance multiple (as more fully set forth in the executive agreements), plus outplacement services.  The foregoing description is qualified in its entirety by the text of the executive agreements, the form of which is attached as Exhibit 10.1 hereto.

On December 21, 2012, the Company also entered into non-competition agreements with each of Messrs. Smith, Plush, MacInnes and Savage, which contain provisions that obligate the executive to comply with certain restrictive covenants, including non-competition and employee and customer non-solicitation restrictions, while employed by the Company and for specified periods following the termination of employment.  The non-competition agreements also provide that if, prior to a change in control, the executive is terminated by the Company without cause, in addition to any earned but unpaid amounts for services prior to the date of termination, the executive will be entitled to a payment equal to his annual base salary, a pro-rata annual incentive payment based on the executive’s target bonus opportunity in effect immediately prior to the date of termination (or, if the executive’s bonus was intended to satisfy the performance-based exception under Section 162(m) of the Code, based on the Company’s actual performance for the fiscal year in which the date of termination occurs), and up to one year of medical and dental coverage with the Company subsidizing the employer portion of the applicable premiums.  Upon the protections of the executive agreement becoming effective in connection with a change in control, the non-competiton agreement for each executive officer is superseded by that officer’s Executive Agreement.  For Messrs. Smith, Plush and Savage, the non-competition agreements replace prior non-competition agreements dated as of January 31, 2005 for Messrs. Smith and Savage and July 5, 2006 for Mr. Plush that had substantially similar terms.

The foregoing description is qualified in its entirety by the text of the non-competition agreements, the form of which is attached as Exhibit 10.2 hereto.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form of Change in Control Agreement between Webster Financial Corporation and each of James C. Smith, Gerald P. Plush, Glenn I. MacInnes and Joseph J. Savage, effective December 31, 2012.
10.2	Form of Non-Competition Agreement between Webster Financial Corporation and each of James C. Smith, Gerald P. Plush, Glenn I. MacInnes and Joseph J. Savage, effective December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION

Date: December 27, 2012	By:	/s/ Harriet Munrett Wolfe
	Name:	Harriet Munrett Wolfe
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Change in Control Agreement between Webster Financial Corporation and each of James C. Smith, Gerald P. Plush, Glenn I. MacInnes and Joseph J. Savage, effective December 31, 2012.
10.2	Form of Non-Competition Agreement between Webster Financial Corporation and each of James C. Smith, Gerald P. Plush, Glenn I. MacInnes and Joseph J. Savage, effective December 31, 2012.